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 FORM 3                                        OMB APPROVAL
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                                       OMB Number:       3235-0104
                                       Expires: September 30, 1998
                                       Estimated average burden
                                    .  hours per response .... 0.5
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

- ----------------------------------------------------------------------------
1. Name and Address of Reporting Person*

  Farley            Stephen                L.
- ---------------------------------------------------
   (Last)          (First)              (Middle)


  655 Third Avenue, Suite 2520
- ----------------------------------------------------
                   (Street)

   New York           NY                 10017
- ----------------------------------------------------
   (City)           (State)               (Zip)

- ----------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

   April 23, 1999
- ----------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

- ----------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   Central European Media Enterprises Ltd.                     CETV
- ----------------------------------------------------------------------------

5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [X] Other (Specify below)








   See Note 1 - Group
- ----------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

- ----------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
- ----------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------
1. Title of Security  2.Amount of      3 Ownership      4. Nature of Indirect
   (Instr. 4)           Securities       Form:             Beneficial
                        Beneficially     Direct (D)        Ownership
                        Owned            or Indirect       (Instr. 5)
                        (Instr. 4)       (I) (Instr. 5)


------------------------------------------------------------------------------
------------------------------------------------------------------------------
Class A Common Stock    1,600,000            D
------------------------------------------------------------------------------
Class A Common Stock       40,000            I               See Note 2
------------------------------------------------------------------------------
Class A Common Stock        1,150            I               See Note 3
------------------------------------------------------------------------------

------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, SEE instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)

                                                                        (Over)
                                                               SEC 1473 (7-96)

FORM 3 (continued)

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date Exercisable and  3. Title and Amount
   (Instr. 4)                       Expiration Date          of Securities
                                    (Month/Day/Year)         Underlying
                                 -----------------------     Derivative
                                     Date     Expiration     Security
                                 Exercisable      Date       (Instr. 4)
                                                          --------------------
                                                            Title  Amount or
                                                                   Number of
                                                                    Shares
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

4. Conversion or   5. Ownership Form of       6. Nature of Indirect
   Exercise Price     Derivative Security:       Beneficial Ownership
   of Derivative      Direct (D) or              (Instr. 5)
   Security           Indirect (I) (Instr. 5)

------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

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

Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).







Note 1: Pursuant to Rules 16a-1(a)(i) and 13d-3 under the Securities Exchange Act of 1934, as amended (the "Act"), the Reporting Person may be deemed to be a member of a group (as defined in Section 13(d) of the Act) that may be deemed to beneficially own more than 10% of the outstanding shares of Class A Common Stock of the Issuer.

Note 2: These Securities are held in trusts for members of the Reporting Person's "immediate family" (as defined in Rule 16a-1(c)) of which the Reporting Person is the trustee.

Note 3: These securities are held in discretionary accounts for members of the Reporting Person's "immediate family" (as defined in Rule 16a-1(c)) that live with the Reporting Person.

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

                         /s/  Stephen L. Farley              April 30, 1999
                       ------------------------------------    --------
                       **Signature of Reporting Person            Date